Exhibit 3.2.1

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4020 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20110889312-45
Filing Date and Time 12/19/2011 2:16 PM
Entity Number E0536112010-6

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporation
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
1. Name of  Corporation
Medifirst Solutions, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)
The authorized capital stock of the Corporation shall consist of 200,000,000 shares of common stock, par value $0.0001 per share and 1,000,000 shares of Preferred Stock, par value $0.0001 per share. Article 3 is amended in its entirety to read as set forth in the attached Exhibit A.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: consent action by majority

4. Effective date of filing: (optional)	Date: Time:
(must not be later than 90 days after the certificate is filed)

5. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6. Signatures: (required)

X /s/ Bruce Schoengood	X
Authorized Signature	Authorized Signature

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Exhibit A

Articles 3.

The authorized capital stock of the Corporation shall consist of 200,000,000 shares of Common Stock, par value 50.0001 per share and 1,000.000 shares of Preferred Stock, par value $0.0001 per share.

Common Stock,    Subject to any preferential or other rights of arty series of any Preferred Stock, the holders of shares of the Common Stock shall he entitled to receive dividends out of funds legally available therefor, at the rate and at the time or times as provided by the directors and shall be entitled to receive distributions legally payable to shareholders on the liquidation of the Corporation. The holders of slunes of Common Stock, on the basis of one vote per share, shall have the right to vote for the election of directors and the right to vote on all other matters, except where a separate class or series of the Corporation's shareholders vote by class or series,

Preferred Stock.    The Preferred Stock is hereby designated as Series A Preferred Stock. The holder of the Series A Preferred Stock, on the basis of one hundred (100) votes per share, shall have the right to vote for the election of directors and the right to vote on all other matters, except where a separate class or series of the Corporation's shareholders vote by class or series. All other rights of the Series A Preferred Stock shall be pari passu with the Common Stock.

The directors shall have the authority, without any further approval of the shareholders, to establish the relative rights, preferences and limitations of any class of common or preferred stock. The consideration for the issuance of any shares of capital stock may be paid, in whole or in part, in money, services or other thing of value. The judgment of the directors as to the value of the consideration for the shares shall be conclusive. When, the payment of the consideration for the shares has been received by the corporation, such shares skill be deemed fully paid and nonassesSable.

The directors shall have the authority, without further approval of the shareholders, to decrease the number of issued and outstanding shares of a class or series held by each shareholder of record at the effective date and time of the change without correspondingly decreasing the number of authorized shares of the samn or series pursuant to NRS 78.2055.

To the extent permitted by the Nevada Business Corporation Act, the Corporation elects not to be subject to the provisions of NRS 78,378 through 783793, inclusive and the provisions of NRS 78.411 through NRS 78.444, inclusive, the same may be amended from time to time,

The Corporation shall indemnify to the fullest extent not prohibited by law any person who was or is a party or is threatened to he made a party to any legal proceeding against all expenses, including- attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such proceeding.